Disclosure of Payments by Resource Extraction Issuer	Exhibit 99.1

Item 2.01(a)(5)
(i)	The type and total amount of such payments, by payment type listed in paragraph (d)(9)(iii) of this Item, made for each project of the resource extraction issuer relating to the commercial development of oil, natural gas, or minerals;	Wyoming Bureau of Land Management, U.S. Department of the Interior
		Fees –	$546,419

The Williams Companies, Inc.* Internal Revenue Service
		Taxes –	$11,182,962

*Represents payments at the entity level of U.S. federal income taxes.

(ii)	The type and total amount of such payments, by payment type listed in paragraph (d)(9)(iii) of this Item, for all projects made to each government;	U.S. Federal Government
		Fees –	$546,419
		Taxes –	$11,182,962
		Total Payments –	$11,729,381

(iii)	The total amounts of the payments, by payment type listed in paragraph (d)(9)(iii) of this Item;	See above

(iv)	The currency used to make the payments;	U.S. dollars

(v)	The fiscal year in which the payments were made;	December 31, 2023

(vi)	The business segment of the resource extraction issuer that made the payments;	West Segment

(vii)	The governments (including any foreign government or the Federal Government) that received the payments and the country in which each such government is located;	U.S. Federal Government in the
United States of America

(viii)	The project of the resource extraction issuer to which the payments relate;	Wyoming

(ix)	The particular resource that is the subject of commercial development;	Natural gas

(x)	The method of extraction used in the project; and	Well

(xi)	The major subnational political jurisdiction of the project.	Wyoming
1